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                                                                     EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is made this 17th day of July, 2003, between SUMMIT FINANCIAL HOLDING GROUP, INC., a Florida corporation (the "HOLDING COMPANY"), SUMMIT BROKERAGE SERVICES, INC., a Florida corporation (the "COMPANY"), and SUMMIT TRANSITORY SUB, INC., a Florida corporation ("TRANSITORY SUB") pursuant to which the Company will become a wholly-owned subsidiary of the Holding Company.

                                   BACKGROUND

         A. The parties desire to effect the formation of a holding company whereby the Company will become a wholly-owned subsidiary of the Holding Company, and the present shareholders of the Company (except for those who properly perfect dissenters' rights) will become shareholders of the Holding Company pursuant to Sections 607.1101 and 607.1105 of the Florida Business Corporation Act (the "FBCA"), and on the terms and conditions hereinafter set forth.

         B. The authorized capital stock of the Company consists of 50,000,000 shares of common stock, par value $.0001 per share, approximately 28,040,064 shares of which are issued and outstanding on the date hereof (the "COMPANY COMMON STOCK"), and 5,000,000 shares of blank check preferred stock, of which 150,000 shares are as designated Series A 12% cumulative convertible preferred stock, of which 125,000 shares are outstanding (the "COMPANY PREFERRED STOCK").

         C. The authorized capital stock of the Holding Company is 50,000,000 shares of common (voting) stock (the "HOLDING COMPANY COMMON STOCK"), none of which is issued or outstanding on the date hereof, and 5,000,000 shares of blank check preferred stock, of which 150,000 shares are designated as Series A 12% cumulative convertible preferred stock (the "HOLDING COMPANY PREFERRED STOCK"), none of which is issued and outstanding on the date hereof.

         D. Transitory Sub is a wholly-owned subsidiary of the Holding Company, formed for the specific purpose of facilitating the transactions contemplated herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE I
                           MERGER; DISSENTERS' RIGHTS

         1.1. Merger. Subject to the terms and conditions hereof, and except for shares of the Company Common Stock held by shareholders of the Company who perfect their dissenters' rights in accordance with the FBCA (the "EXCLUDED SHARES"), upon the Effective Date (as hereinafter defined) the Company shall be merged with and into Transitory Sub such that the Company shall be the surviving corporation, and by virtue thereof, shall become a wholly-owned subsidiary of the Holding Company (the "MERGER"). The corporate identity, existence, purposes, powers, franchises, rights and immunities of the Company shall continue unaffected and unimpaired by the Merger; and the corporate identity, existence, purposes, powers, franchises, rights and immunities of Transitory Sub shall be merged with and into the Company and the Company shall be fully vested therewith. The separate existence of Transitory Sub, except insofar as otherwise specifically provided by law, shall cease on the Effective Date (defined below) of the Merger whereupon the Company and Transitory Sub shall be and become one single corporation.

            1.1.1. Upon consummation of the Merger, each share of common stock of Transitory Sub outstanding immediately prior to the effectiveness of the Merger shall be canceled and extinguished


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and concurrently therewith converted into and shall become one (1) share of common stock of the Company, which share of common stock shall be issued to Summit Holding in respect of the Merger.

            1.1.2. Upon consummation of the Merger, each share of Company Common Stock outstanding immediately prior to the effectiveness of the Merger shall be canceled and extinguished and concurrently therewith converted into and shall become one (1) share of Holding Company Common Stock.

            1.1.3. Upon consummation of the Merger, each share of Company Preferred Stock outstanding immediately prior to the effectiveness of the Merger shall be canceled and extinguished, and concurrently therewith, converted into one (1) share of Holding Company's preferred stock.

            1.1.4. Each certificate (a "CERTIFICATE") evidencing Company Common Stock or Company Preferred Stock outstanding immediately prior to the effectiveness of the Merger shall thereafter represent the right to receive a certificate evidencing shares of Holding Company Common Stock or Holding Company Preferred Stock into which such Company Common Stock or Company Preferred Stock, respectively, was converted in the Merger pursuant to this Article II.

            1.1.5. After the Effective Date, each holder of a Certificate evidencing Company Common Stock or Company Preferred Stock immediately prior to the Effective Date shall surrender same to the Holding Company and shall receive in exchange therefore a new certificate, representing the appropriate number of shares of Holding Company Common Stock or Holding Company Preferred Stock. Until so surrendered, each Certificate shall, by virtue of the Merger, be deemed for all purposes to evidence ownership of the appropriate number of shares of common stock or preferred stock, as applicable, of the Holding Company.

                  1.1.6. On the Effective Date, the Holding Company shall be deemed to own all of the issued and outstanding shares of the Company Common Stock and all of the Company's outstanding Preferred Stock shall be deemed extinguished; and the holders of the Excluded Stock shall be deemed to no longer be shareholders of the Company, but rather to be creditors of the Company, entitled to the payment described in Section 2.5 below.

         1.2. Assumption of Plan, Plan Options and Non-Plan Options. Upon consummation of the Merger, the Company's 2000 Incentive Compensation Plan shall be assumed by, and become the 2000 Incentive Compensation Plan, of the Holding Company. Each outstanding option to purchase common stock of the Company, whether vested or unvested, and whether a plan option or non-plan option, shall be assumed by the Holding Company. Accordingly, upon consummation of the Merger:
(i) each option assumed by the Holding Company may be exercised solely for shares of Holding Company Common Stock; (ii) the number of shares of Holding Company Common Stock subject to each such assumed option shall be equal to the number of shares of Company Common Stock that were subject to such option immediately prior to the Effective Date; (iii) the per share exercise price for shares of Holding Company Common Stock issuable upon the exercise of each such assumed option shall be equal to the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Date; and (iv) the provisions of each such option shall otherwise remain unchanged.

         1.3. Assumption of Warrants. Upon consummation of the Merger, each outstanding warrant to purchase common stock (each, a "WARRANT") of the Company, whether vested or unvested, shall be assumed by the Holding Company. Accordingly, upon consummation of the Merger: (i) each Warrant assumed by the Holding Company may be exercised solely for shares of Holding Company Common Stock; (ii) the number of shares of Holding Company Common Stock subject to each such assumed Warrant shall be equal to the number of shares of Company Common Stock that were subject to such Warrant immediately prior to the Effective Date;
(iii) the per share exercise price for shares of Holding Company Common Stock issuable upon the exercise of each such assumed Warrant shall be equal to the exercise price per share of Company Common Stock at which such Warrant was exercisable immediately prior to the Effective Date; and (iv) the provisions of each such Warrant shall otherwise remain unchanged.

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         1.4 Registration Rights. Upon consummation of the Merger, each registration rights agreement entered into by the Company with any of its shareholders or holders of Warrants shall be assumed by the Holding Company. Accordingly, upon consummation of the Merger, the shares of common stock subject to registration under all such registration rights agreements shall be shares of Holding Company Common Stock and all obligations and rights of the Company under such registration rights agreements shall be solely the obligations and rights of the Holding Company.

         1.5. Consideration. The sole consideration to be paid by the Holding Company for the shares of Company Common Stock and Company Preferred Stock it receives in the Merger shall be one share of Holding Company Common Stock for each share of Company Common Stock and one share of Holding Company Preferred Stock for each share of Company Preferred Stock. Each share of Holding Company Common Stock and Holding Company Preferred Stock issued pursuant to this section shall be fully paid and nonassessable.

         1.6.     Dissenters' Rights.

            1.6.1. Any shareholder of the Company Common Stock who has voted against the Merger at the meeting of the shareholders of the Company, or who has given notice in writing at or prior to such meeting to the presiding officer that such shareholder dissents from the Merger, shall be entitled to dissenters' rights as provided in the FBCA; and for purposes of the Merger to the extent such shareholder perfects his or her dissenter's rights in accordance with the FBCA, the shares of Company Common Stock held by such shareholder shall be deemed Excluded Shares.

            1.6.2. It is expressly understood and agreed that all payments made to such dissenting shareholders for the value of the Excluded Shares will be made by the Company, using funds of the Company, and not by the Holding Company; and the Company shall use reasonable best efforts to document that such payments are made by the Company using funds of the Company.

         1.7. Income Tax Structure of the Merger. The parties agree that the Merger shall be structured as a down stream merger and for federal income tax purposes shall qualify as a transaction under Section 351 of the Internal Revenue Code of 1986, as amended (and the regulations promulgated thereunder) (the "CODE").

         1.8. Effective Date. Subject to and upon satisfaction of all requirements of law and other conditions contained in this Agreement, the Merger shall become effective on the date the Articles of Merger are filed with the Florida Department of State (the "EFFECTIVE DATE").

                                   ARTICLE II
        REPRESENTATIONS, WARRANTIES, AND COVENANTS OF THE HOLDING COMPANY

         The Holding Company represents, warrants and agrees as follows:

         2.1. Organization and Standing. The Holding Company is a corporation duly organized and validly existing under the laws of the State of Florida.

         2.2. Capitalization; Voting Rights. The Holding Company is authorized to issue 50,000,000 shares of common stock, par value $.0001 per share and 5,000,000 shares of blank check preferred stock, 150,000 of which have been designated as Series A 12% cumulative convertible preferred stock (the "Holding Company Preferred Stock"). No shares of stock of the Holding Company are issued and outstanding on the date hereof; and there are no outstanding options, warrants, calls, convertible securities, subscriptions, or other commitments or rights of any nature with respect to the Holding Company Common Stock or the Holding Company Preferred Stock, other than as provided in this Agreement.

         2.3. Authority. The execution, delivery and performance of this Agreement have been authorized by the Board of Directors of the Holding Company. Subject to appropriate shareholder and


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regulatory approvals, neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein or therein will violate any agreement to which the Holding Company is a party or by which it is bound, or any law, order, or decree applicable to the Holding Company, or any provision of its Articles of Incorporation or Bylaws.

         2.4. Absence of Liabilities. Immediately prior to the Effective Date, the Holding Company will have engaged only in the transactions contemplated by this Agreement, will have no material liabilities and will have incurred no material obligations except in connection with its performance of the transactions provided for in this Agreement.

         2.5. Absence of Litigation. The Holding Company is not a party to any litigation or proceeding, pending or threatened, for the purpose of enjoining, restraining or preventing the consummation of the transactions contemplated by this Agreement, or otherwise claiming the Merger is improper.

         2.6. Section 351 of the Code. The Holding Company has not taken or agreed to take any action, nor is aware of any circumstance, that could reasonably be expected to prevent the Merger from constituting a tax-free transaction under Section 351 of the Code.

            2.6.1. The Holding Company does not currently own any shares of Company capital stock.

                                   ARTICLE III
            REPRESENTATIONS, WARRANTIES, AND COVENANTS OF THE COMPANY

         The Company represents, warrants and agrees as follows:

         3.1. Organization and Standing. The Company is a corporation duly organized and existing under the laws of the State of Florida.

         3.2. Capitalization; Voting Rights. The Company is authorized to issue 50,000,000 shares of common stock, par value $.0001 per share, of which approximately 28,040,064 shares are issued and outstanding on the date hereof, and 5,000,000 shares of blank check preferred stock of which 150,000 shares have been designated as Series A 12% Cumulative Convertible Preferred Stock and of which 125,000 shares are outstanding and convertible into a maximum of 143,750 shares of Company Common Stock on the date hereof (the "COMPANY PREFERRED STOCK"). There are no other convertible securities, or options, warrants, calls, subscriptions, or other commitments or rights of any nature with respect to the Company Common Stock outstanding on the date hereof, other than the options and warrants set forth in Schedule I to this Agreement.

         3.3. Authority. The execution, delivery, and performance of this Agreement have been authorized by the Board of Directors of the Company. Subject to appropriate shareholder and regulatory approvals, neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein or therein will violate any agreement to which the Company is a party or by which it is bound, or any law, order, decree applicable to the Company, or any provision of its Articles of Incorporation or Bylaws.

         3.4. Absence of Litigation. The Company is not a party to any litigation or proceeding pending or threatened for the purpose of enjoining, restraining or preventing the consummation of the transactions contemplated by this Agreement, or otherwise claiming that consummation of the Merger is improper.

         3.5. Section 351 of the Code. The Company has not taken or agreed to take any action, nor is aware of any circumstance, that could reasonably be expected to prevent the Merger from constituting a tax-free merger under Section 351 of the Code.

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                                   ARTICLE IV
                   ADDITIONAL COVENANTS OF THE HOLDING COMPANY

         The Holding company agrees that between the date hereof and the Effective Date:

         4.1. Best Efforts. The Holding Company shall use its best efforts to take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject, however, to the requisite vote of the shareholders of the Company in accordance with the requirements of the FBCA and applicable law and receipt of required regulatory approvals.

                                    ARTICLE V
                       ADDITIONAL COVENANTS OF THE COMPANY

         The Company agrees that between the date hereof and the Effective Date:

         5.1. Shareholders Meeting. The Company shall submit this Agreement to the vote of its shareholders, as provided by the FBCA and other applicable laws, at the annual meeting of shareholders of the Company to be held in October 2003, and any adjournment or postponement thereof.

         5.2. Amendment to Company's Articles of Incorporation. Promptly after the Effective Date, the Company shall amend its articles of incorporation to provide for capitalization of only 100 shares of authorized common stock, $.0001 par value per share.

         5.3. Best Efforts. The Company shall use its best efforts to take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject, however, to the requisite vote of the shareholders of the Company in accordance with the requirements of the FBCA and applicable law and receipt of required regulatory approvals.

                                   ARTICLE VI
                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

         The obligations of the parties to consummate this Agreement and to carry out the Merger shall be subject to the following conditions:

         6.1. Representations and Warranties; Performance of Covenants. The representations and warranties and covenants set forth herein shall be true as of and at the Effective Date, and each party shall have performed all obligations required hereby to be performed by it prior to the Effective Date.

         6.2. Shareholder Approval. The shareholders of the Company shall have duly approved this Agreement in accordance with the requirements of applicable law, including, without limitation intended, the FBCA.

         6.3. Regulatory Approvals. Any federal or state regulatory agency having jurisdiction (NASD or otherwise) shall have granted any necessary consent or approval.

         6.4. Registration Statement. The Registration Statement on SEC Form S-4 (the "REGISTRATION STATEMENT") filed by the Holding Company, if required pursuant to the Securities Act of 1933, as amended, covering the shares of the Holding Company Common Stock to be issued pursuant to this Agreement, shall have been declared effective by the Securities and Exchange Commission; and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or, to the knowledge of the Holding Company, shall be contemplated or threatened by the Securities and Exchange Commission.


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         6.5. Tax Opinion. A tax opinion shall have been obtained from Greenberg
Traurig, P.A., satisfactory in form and substance to the parties.

                                   ARTICLE VII
                       TERMINATION, WAIVER, AND AMENDMENT

         7.1. Circumstances of Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time before the Effective Date (whether before or after action with respect thereto by the Company's shareholders) only:

            7.1.1. By the mutual consent of the Boards of Directors of the Company and of the Holding Company, as evidenced by an instrument in writing signed on behalf of each by any two of their respective officers; or

            7.1.2. By the Board of Directors of the Company or the Holding Company if, in the opinion of either party, the Merger would be inadvisable because of the number of shares of Company Common Stock voted against the Merger or in respect of which notice is given purporting to dissent from the Merger shall make the consummation of the Merger inadvisable, or if the Merger would not be in the best interests of the Company or its or shareholders for any reason whatsoever.

         7.2. Effect of Termination. In the event of the termination and abandonment hereof, this Agreement shall become void and have no effect, without any liability on the part of any of the parties hereto, their directors, officers or shareholders.

         7.3. Amendment. Anything herein or elsewhere to the contrary notwithstanding, to the extent permitted by law this Agreement may be amended at any time by the affirmative vote of a majority of the Board of Directors of each of the Company and the Holding Company, whether before or after action with respect thereto by the Company's shareholders and without further approval of such amendment by the shareholders of the parties hereto.

                                  ARTICLE VIII
                                 EXPENSES, ETC.

         8.1. General. Each party hereto will pay its own expenses incurred in connection with this Agreement, whether or not the transactions contemplated herein are effected.

         8.2. No Assumption of Liabilities by the Holding Company. It is expressly understood and agreed that the Holding Company shall not assume, or be deemed responsible for, any liabilities of the Company or of the shareholders of the Company.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1. Restrictions on Affiliates. The Holding Company may cause stock certificates representing any shares issued to any shareholder who may be deemed to be an affiliate of the Company, within the meaning of Rule 145 under the Securities Act of 1933, as amended, to bear a legend setting forth any applicable restrictions on transfer thereof under Rule 145 and may enter stop-transfer orders with respect to any such certificates.

         9.2. No Brokers. Each of the parties represents to the other that it has not incurred and will not incur any liability for brokerage fees or agents' commissions in connection with this Agreement and the transactions contemplated hereby or thereby.

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         9.3. Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

         9.4. Captions. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

         9.5. Governing Law. This Agreement shall be governed by the laws of the State of Florida without regard to its conflicts-of-laws principles.

         9.6. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed as of the day, month and year first above mentioned.







                               SUMMIT FINANCIAL HOLDING GROUP, INC.

                               By:      /s/ Marshall T. Leeds
                                        ------------------------------------
                               Name:    Marshall T. Leeds
                               Title:   Chairman and Chief Executive Officer




                               SUMMIT BROKERAGE SERVICES, INC.

                               By:      /s/ Marshall T. Leeds
                                        ------------------------------------
                               Name:    Marshall T. Leeds
                               Title:   Chairman and Chief Executive Officer





                               SUMMIT TRANSITORY SUB, INC.

                               By:      /s/ Marshall T. Leeds
                                        ------------------------------------
                               Name:    Marshall T. Leeds
                               Title:   President


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